Exhibit 99.3

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Digital River, Inc.

We have audited the consolidated financial statements of Digital River, Inc. and subsidiaries as of December 31, 2002, and for the year then ended, and have issued our report thereon dated January 28, 2003 (included elsewhere in this Form 10-K). Our audit also included the financial statement schedule for the year ended December 31, 2002 listed in Item 15(a) of this Form 10-K. This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audit.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP

Minneapolis, Minnesota
January 28, 2003

Digital River, Inc.

Schedule II

For Year Ended December 31, 2002

2002	Balance at Beginning of Year	Charges to Costs and Expenses	Deductions	Balance at End of Year
Allowance for doubtful accounts and credit card chargebacks	$839,000	$3,395,000	$(2,488,000)	$1,746,000
Litigation settlement reserve	—	2,300,000	(625,000)	1,675,000

2001	Balance at Beginning of Year	Charges to Costs and Expenses	Deductions	Balance at End of Year
Allowance for doubtful accounts and credit card chargebacks	$975,000	$2,501,000	$(2,637,000)	$839,000
Litigation settlement reserve	—	—	—	—

2000	Balance at Beginning of Year	Charges to Costs and Expenses	Deductions	Balance at End of Year
Allowance for doubtful accounts and credit card chargebacks	$593,000	$2,334,000	$(1,952,000)	$975,000
Litigation settlement reserve	—	—	—	—